Exhibit 10.1

AMENDMENT AGREEMENT

to the Employment Contract dated 18 February 2025

THIS AMENDMENT AGREEMENT (the “Amendment”) is made on 28 October 2026 between:

(1)	BGC BROKERS LP, Succursale de Genève, a company with a branch registered in Switzerland under number CHE-431.921.530, whose branch’s registered office is at Cours de Rive 10, 1204 Genève, Switzerland (the “Company”); and

(2)	JEAN-PIERRE AUBIN (“You”).

RECITALS

(A)	The Company and You are parties to an employment contract dated 18 February 2025 and Terms & Conditions incorporated in it (together, the “Agreement”). Capitalised terms not defined in this Amendment have the meanings given in the Agreement.

(B)	Under Clause 2(a) of the Agreement, You were employed as Co-Global Head of Financial Services Brokerage of BGC Group (as defined below) and subsequently appointed Co-Chief Executive Officer of BGC Group, Inc. (“Co-CEO”) in 2025.

(C)	The BGC Board (as defined below), acting under Clause 2(a) of the Agreement, resolved to make the changes set out in this Amendment, and the parties wish to record those changes in writing.

(D)	You have read this Amendment, have had the chance to take independent legal advice on it, and are signing it voluntarily.

IT IS AGREED:

1.	Title. With effect from the close of business on 31 December 2026: (i) You will cease to hold the titles of Co-CEO of BGC Group, Inc., Co-Global Head of Financial Services Brokerage of BGC Group (as defined below), and all other titles with the Company, BGC Group, or any Associated Company, other than Vice Chairman of BGC Group, Inc. and except as if and when otherwise designated by the then-current Co-CEOs; (ii) You will no longer be an executive officer, including a Principal Executive Officer, of BGC Group, Inc., and (iii) the first sentence of Clause 2(a) of the Agreement is amended to read: “You currently are employed as Vice Chairman of BGC Group, Inc. (“BGC”) and shall perform in such other capacity as may be determined by the Board of Directors of BGC (the “BGC Board”) or its designee(s). As Vice Chairman, You will report to the then-current BGC Co-CEO(s) (the “Co-CEO(s)”) and have such responsibilities in such jurisdictions where BGC and its subsidiaries (inclusive of successors and assigns of each) (“BGC Group”) operates as determined and requested by the Co-CEO(s). In performing Your role, You shall comply with the lawful instructions of the Co-CEO(s) and all policies and procedures of BGC Group, the Company, and any Associated Company then in effect.”

2.	No other changes. Save as set out above, the Agreement continues unchanged and in full force and effect.

3.	Your confirmation. You confirm that You agree to the changes in this Amendment and that they are made with Your consent. To the extent permitted by law, You agree not to bring any claim against BGC Group, the Company, or any Associated Company based on those changes.

4.	Governing law and jurisdiction. This Amendment is governed by Swiss law. The parties submit to the exclusive jurisdiction of the Swiss courts, in accordance with Clause 6(a) of the Agreement.

5.	Entire Agreement. The Agreement, as amended by this Amendment, represents the entire agreement between the parties with respect to Your employment and supersedes all prior understandings, whether written or oral. Each party confirms that it has not relied upon any statement, assurance, representation, or promise not expressly contained herein, including any made by any employee, officer, director, shareholder or independent contractor of BGC Group, the Company, any Associated Company or any of their respective affiliates, or by any person acting or purporting to act on their behalf.

Signed on the date set out above.

For BGC BROKERS LP, Succursale de Genève		JEAN-PIERRE AUBIN

/s/ James Lightbourne		/s/ Jean-Pierre Aubin
Name:	James Lightbourne
Authorised signatory		Date: 28 October 2026
Date: 28 October 2026